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                                                                    EXHIBIT 23.1





            Consent of Independent Registered Public Accounting Firm

The Board of Directors
NaviSite, Inc.:


We consent to the use of our reports dated October 11, 2006, with respect to the consolidated balance sheets of NaviSite, Inc. and subsidiaries as of July 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2006, and the related financial statement schedule, which reports appear in the July 31, 2006 annual report on Form 10-K of NaviSite, Inc., incorporated herein by reference, and to the reference to our Firm under the heading "Experts" in the prospectus.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.



/s/ KPMG LLP

Boston, Massachusetts
January 4, 2007